Preliminary Terms To prospectus dated November 21, 2011, and product supplement for leveraged index-linked securities dated August 17, 2012	Preliminary Terms No. 797 Registration Statement No. 333-178081 Dated May 7, 2013; Rule 433
Structured Investments	Morgan Stanley $ Return Enhanced Notes Linked to the Hang Seng China Enterprises Index and the Hong Kong Dollar due May 27, 2014
General
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The securities are designed for investors in the emerging markets who seek a return of twice the appreciation of the Hang Seng China Enterprises Index, adjusted for its exposure to the Hong Kong Dollar against the U.S. dollar, up to a Maximum Total Return on the securities of 30%* at maturity.  Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level, be willing to lose some or all of their principal.  The Ending Index Level can be less than the Initial Index Level either due to a decline in the Index or due to a decline in the value of the Hong Kong dollar relative to the U.S. dollar and the decline of both the Index and the Hong Kong dollar will exacerbate the investor’s loss.

•	Senior unsecured obligations of Morgan Stanley maturing May 27, 2014†. All payments on the securities are subject to the credit risk of Morgan Stanley.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities are expected to price on or about May 7, 2013 and are expected to settle on or about May 10, 2013.
Key Terms
Index:	Hang Seng China Enterprises Index (the “Index”)
Underlying Currency:	Hong Kong dollar (HKD/USD)
Upside Leverage Factor:	2
Payment at Maturity:
If the Ending Index Level is greater than the Initial Index Level, you will receive a cash payment that provides you with a return per $1,000 principal amount security equal to the Index Return multiplied by two, subject to a Maximum Total Return on the securities of 30%*.  For example, if the Index Return is greater than 15%, you will receive the Maximum Total Return on the securities of 30%*, which entitles you to the maximum payment at maturity of $1,300 for every $1,000 principal amount security that you hold.  Accordingly, if the Index Return is positive, your payment per $1,000 principal amount security will be calculated as follows, subject to the Maximum Total Return:

$1,000 +[$1,000 x (Index Return x 2)] *The actual Maximum Total Return on the securities will be set on the Pricing Date and will not be less than 30%.
If the Ending Index Level is equal to the Initial Index Level, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount security.

Your investment will be fully exposed to any decline in the Index, as well as any decline in the Hong Kong dollar against the U.S. dollar.  If the Ending Index Level declines from the Initial Index Level, you will lose 1% of the principal amount of your securities for every 1% that the Index declines below the Initial Index Level and your payment per $1,000 principal amount security will be calculated as follows:

$1,000 + ($1,000 x Index Return)

You will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level.  If the Hong Kong dollar depreciates against the U.S. dollar, you will lose some or all of your investment in the securities, unless the closing level of the Index has increased sufficiently during the term of the securities.

Index Return:
The performance of the Index, as adjusted by its exposure to the performance of the Underlying Currency against the U.S. dollar, from the Initial Index Level to the Ending Index Level, calculated as follows:

Ending Index Level – Initial Index Level Initial Index Level
The Index Return may be positive or negative.
Maximum Total Return:	30%*
Initial Index Level:	The Currency Adjusted Closing Level on the Pricing Date.
Ending Index Level:	The arithmetic average of the Currency Adjusted Closing Level on each of the five Averaging Dates.
Currency Adjusted Closing Level:	On any day, the Index Closing Level on such day multiplied by the Spot Rate on such day.
Spot Rate:
On any Currency Business Day, the official MID WM Reuters fixing at 4:00 pm London Time on such day, expressed as the number of U.S. dollars per one unit of the Underlying Currency.  See “Spot Rate” on page 9 for further information.

Averaging Dates†:	May 16, 2014, May 19, 2014, May 20, 2014, May 21, 2014 and May 22, 2014
Maturity Date†:	May 27, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	61761JGK9 / US61761JGK97
†
Subject to adjustment for non-Index Business Days, non-Currency Business Days or in the event of a Market Disruption Event as described in “Postponement of Averaging Dates” beginning on page 9 of this document.

Investing in the Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page S-21 of the accompanying product supplement for leveraged index-linked securities and “Selected Risk Considerations” beginning on page 6 of these preliminary terms.
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement for leveraged index-linked securities) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus in that registration statement, the product supplement for leveraged index-linked securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the product supplement for leveraged index-linked securities and these preliminary terms if you so request by calling toll-free 1-800-584-6837.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying product supplement for leveraged index-linked securities and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per security	100%	1%	99%
Total	$	$	$
(1)  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.
(2)  Please see “Supplemental Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” below.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

May 7, 2013

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read these preliminary terms together with the prospectus dated November 21, 2011, as supplemented by the product supplement for leveraged index-linked securities dated August 17, 2012.  These Return Enhanced Notes are an issuance of our leveraged index-linked securities and their terms are further described in the product supplement for leveraged index-linked securities.  These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement for leveraged index-linked securities, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement for Leveraged Index-Linked Securities dated August 17, 2012:
http://www.sec.gov/Archives/edgar/data/895421/000095010312004201/dp31820_424b2-levindexlinked.htm

•	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

Terms used in these preliminary terms are defined in the product supplement for leveraged index-linked securities or in the prospectus.  As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refer to Morgan Stanley.

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Index, as adjusted by its exposure to the performance of the Underlying Currency against the U.S. dollar?

The following table and graph illustrate the hypothetical total return at maturity on the securities.  The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000.  The hypothetical total returns set forth below assume an Initial Index Level of 1,430 (based on a hypothetical Index Closing Level on the Pricing Date of 11,000 and a hypothetical Spot Rate on the Pricing Date of 0.13) and a Maximum Total Return on the securities of 30%.  Your investment will be fully exposed to any decline in the Index, as well as any decline in the Hong Kong dollar against the U.S. dollar.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

Ending Index Level	Index Return	Payment on Securities (per $1,000)	Total Return on Securities
2,574	80%	$1,300	30%
2,288	60%	$1,300	30%
2,002	40%	$1,300	30%
1,716	20%	$1,300	30%
1,644.5	15%	$1,300	30%
1,630.2	14%	$1,280	28%
1,573	10%	$1,200	20%
1,430	0%	$1,000	0%
1,287	-10%	$900	-10%
1,144	-20%	$800	-20%
858	-40%	$600	-40%
572	-60%	$400	-60%
286	-80%	$200	-80%
0	-100%	$0	-100%

Payoff Diagram for the Securities

* The Index Return is the performance of the Index as adjusted by its exposure to the performance of the Hong Kong dollar relative to the U.S. dollar.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.  The Initial Index Level and the Ending Index Level are both based on the Currency Adjusted Closing Level.  The Currency Adjusted Closing Level on any day is the Index Closing Level on such day multiplied by the Spot Rate on such day.  In addition, the Ending Index Level is based on the arithmetic average of the Currency Adjusted Closing Levels on each of the five Averaging Dates.  In the examples below, the hypothetical Initial Index Level of 1,430 is based on a hypothetical Index Closing Level on the Pricing Date of 11,000 and a hypothetical Spot Rate on the Pricing Date of 0.13.  Changes in the Spot Rate will adversely affect the Index Return if the Hong Kong dollar depreciates relative to the U.S. dollar.  See “Selected Risk Considerations—The Securities Are Subject To Currency Exchange Rate Risk; The Hong Kong Dollar Does Not Float Freely.”

Example 1: The level of the Index, as adjusted by its exposure to the performance of the Hong Kong dollar against the U.S. dollar, increases from the Initial Index Level of 1,430 to an Ending Index Level of 1,573. Because the Ending Index Level of 1,573 is greater than the Initial Index Level of 1,430 and the Index Return of 10% multiplied by 2 does not exceed the hypothetical Maximum Total Return of 30%, the investor receives a payment at maturity of $1,200 per $1,000 principal amount security calculated as follows:

$1,000 + [$1,000 x (10% x 2)] = $1,200

Example 2: The level of the Index, as adjusted by its exposure to the performance of the Hong Kong dollar against the U.S. dollar, increases from the Initial Index Level of 1,430 to an Ending Index Level of 1,716.  Because the Index Return of 20% multiplied by 2 exceeds the hypothetical Maximum Total Return of 30%, the investor receives a payment at maturity of $1,300 per $1,000 principal amount security, the maximum payment on the securities.

Example 3: The level of the Index, as adjusted by its exposure to the performance of the Hong Kong dollar against the U.S. dollar, decreases from the Initial Index Level of 1,430 to an Ending Index Level of 1,144.  Because the Ending Index Level of 1,144 is less than the Initial Index Level of 1,430, the Index Return is negative and the investor will receive a payment at maturity of $800 per $1,000 principal amount security calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Index Return by two, up to the Maximum Total Return on the securities of 30%, or $1,300 for every $1,000 principal amount security.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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SECURITIES LINKED TO THE HANG SENG CHINA ENTERPRISES INDEX – The return on the securities is linked to the Hang Seng China Enterprises Index, as adjusted by its exposure to the Hong Kong dollar against the U.S. dollar.  The Hang Seng China Enterprises Index, which we refer to as the HSCEI, was developed, and is calculated and managed, by the Hang Seng Indexes Company Limited, a wholly owned subsidiary of the Hang Seng Bank.  The HSCEI was launched on August 8, 1994 and is a market-capitalization weighted index consisting of H-shares of Chinese enterprises listed on the Hong Kong Stock Exchange (“HKSE”).  H-shares are shares of a company incorporated in mainland China that are listed on the HKSE or another foreign exchange.  For additional information about the Index, see the information set forth under “Hang Seng China Enterprises Index” in Annex I of this document.

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CAPITAL GAINS TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying product supplement for leveraged index-linked securities.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this treatment of the securities is respected, your gain or loss on the securities should be treated as long-term capital gain or loss if you hold the securities for more than a year, even if you are an initial purchaser of securities at a price that is below the principal amount of the securities.  The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax adviser regarding the treatment of the securities, including possible alternative characterizations in general and the possible impact of this notice in particular.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for leveraged index-linked securities.

The discussion in the preceding paragraph under “Capital Gains Tax Treatment” and the section entitled “United States Federal Taxation” in the accompanying product supplement for leveraged index-linked securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Index or any of the component stocks of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement for leveraged index-linked securities.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal.  The return on the securities at maturity is linked to the performance of the Index, as adjusted by its exposure to the performance of the Underlying Currency against the U.S. dollar, and will depend on whether, and the extent to which, the Index Return is positive or negative.  Your investment will be fully exposed to any decline in the Ending Index Level as compared to the Initial Index Level.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM TOTAL RETURN – If the Ending Index Level is greater than the Initial Index Level, for each $1,000 principal amount security, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 30% on the stated principal amount, regardless of the appreciation in the Index, which may be significant.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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INVESTING IN THE SECURITIES EXPOSES INVESTORS TO RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED SOLELY TO THE VALUE OF CHINESE EQUITY SECURITIES  — The stocks included in the Underlying Index have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the Index, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK; THE HONG KONG DOLLAR DOES NOT FLOAT FREELY  — The return on the securities is based on the performance of the Index, as adjusted by its exposure to the performance of the Hong Kong dollar against the U.S. dollar.  Accordingly, any depreciation in the value of the Hong Kong dollar relative to the U.S. dollar will adversely affect your return on the securities.

Exchange rates of many developed and major emerging economies, including the United States, currently are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies.  However, the Hong Kong dollar does not float freely.  The exchange rate of the Hong Kong dollar against the U.S. dollar is fixed within a narrow range by the Hong Kong Monetary Authority.  For so long as the Hong Kong Monetary Authority restricts the Hong Kong dollar from floating against the U.S. dollar, the exchange rate between the Hong Kong dollar and the U.S. dollar will not fluctuate by any appreciable amount.  If at any time the Hong Kong Monetary Authority permits the Hong Kong dollar to float, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the value of your securities and could result in a loss, possibly a substantial loss, on your investment.

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CHANGES IN THE LEVEL OF THE INDEX AND THE CURRENCY EXCHANGE RATE MAY OFFSET EACH OTHER — The securities are linked to the Hang Seng China Enterprises Index, as adjusted by its exposure to the performance of the Hong Kong dollar against the U.S. dollar. Movements in the Index and the exchange rate of Hong Kong dollar against the U.S. dollar may not correlate with each other. At a time when the level of the Index increases, the Hong Kong dollar may decline relative to the U.S. dollar, or vice versa.  Therefore, in calculating the Ending Index Level, increases in the level of the Index may be moderated, or more than offset, by declines in the Hong Kong dollar relative to the U.S. dollar. There can be no assurance that the Ending Index Level will be higher than the Initial Index Level. You may lose some or all of your investment in the securities if the Ending Index Level is lower than the Initial Index Level.

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THE POTENTIAL CORRELATION BETWEEN THE INDEX AND THE UNDERLYING CURRENCY COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES.  The return of the securities is linked to the performance of the Index adjusted for its exposure to the Hong Kong dollar against the U.S. dollar.  There may be a high degree of correlation between the Index and the Hong Kong dollar.  Correlation is the extent to which the level of the Index and exchange rate of the Hong Kong dollar with respect to the U.S. dollar could increase or decrease at the same time.  As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the Chinese economy than a different investment linked to more broadly diversified indices or currencies.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual or expected volatility of the Index;

•	the exchange rate and the expected volatility of the exchange rate between the Hong Kong dollar and the U.S. dollar

•	the time to maturity of the securities;

•	the dividend rates on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in these preliminary terms is based on the full stated principal amount of your securities, the original issue price of the securities includes the agents’ commissions and the cost of hedging our obligations under the securities through one or more of our affiliates.  The cost of hedging includes projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  As a result, the price, if any, at which affiliates of Morgan Stanley, will be willing to purchase securities from you in secondary market transactions, if at all, will likely be significantly lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  Secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the level of the Index and the value of the securities.

•
THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the Pricing Date and during the term of the securities, including on the Averaging Dates, could affect the value of the Index in a way that reduces the amount you may receive on the securities at maturity, if any.

Spot Rate

The Spot Rate on any Currency Business Day is the official MID WM Reuters fixing at 4:00 pm London Time on such day, expressed as the number of U.S. dollars per one unit of the Underlying Currency; provided that if (i) no such rate is displayed on such Reuters page on such day for the Underlying Currency or (ii) the Calculation Agent determines in good faith that the rate so displayed on such Reuters page is manifestly incorrect, the Spot Rate on such day will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of the Underlying Currency into U.S. dollars (expressed as the number of U.S. dollar per one unit of the Underlying Currency) determined by at least five independent leading dealers, selected by the Calculation Agent (the “reference dealers”), in the underlying market for the Underlying Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of the Underlying Currency into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such day for any reason, the Spot Rate for the Underlying Currency on such day shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Quotes of MS & Co. or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

If the Underlying Currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued the Underlying Currency after the Pricing Date and prior to any Averaging Date, the Calculation Agent, in its sole discretion, will determine the Spot Rate of the Underlying Currency (or make such adjustment to the Spot Rate on the Pricing Date) on each of the Averaging Dates, in accordance with legal requirements and market practice.

“Currency Business Day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Hong Kong.

Postponement of Averaging Dates

The following replaces in its entirety the section entitled “Description of Leveraged Index-Linked Securities--Postponement of Observation Date; Averaging Dates” in the accompanying product supplement for leveraged index-linked securities.

If a scheduled Averaging Date is not an Index Business Day or is not a Currency Business Day, or if a Market Disruption Event with respect to the Index occurs on such scheduled Averaging Date, then the Currency Adjusted Closing Level for such Averaging Date shall be based on the Index Closing Level and the Spot Rate on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred and which is also a Currency Business Day.  Each succeeding Averaging Date, if any, shall then be the next Index Business Day following the preceding Averaging Date as postponed.  The Ending Index Level shall be determined on the date on which the Currency Adjusted Closing Levels for all scheduled Averaging Dates have been determined; provided that (i) the Currency Adjusted Closing Level for any Averaging Date will not be determined on a date later than the tenth business day after the last scheduled Averaging Date, (ii) the Currency Adjusted Closing Level for any remaining Averaging Dates that would otherwise fall after such tenth business day shall be the Currency Adjusted Closing Level on such tenth business day and (iii) (a) if such tenth business day is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Level on such date in accordance with the formula for calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index; and/or (b) if such tenth business day is not a Currency Business Day, the Spot Rate for such date will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of the Underlying Currency into U.S. dollars (expressed as the number of U.S. dollar per one unit of the Underlying Currency) determined by at least five independent reference dealers, in the underlying market for the Underlying Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (x) the difference between the highest and lowest exchange rates for conversion of the Underlying Currency into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (y) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the Spot Rate for such day shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.  Quotes of MS & Co. or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clauses (x) or (y) above, but only to the extent that any such bid is the highest of the quotes obtained.

Historical Information

The following graph sets forth the historical performance of the Hang Seng China Enterprises Index based on the daily Index Closing Levels from January 1, 2008 through May 6, 2013.  The Index Closing Level on May 6, 2013 was 11,001.77.  We obtained the Index Closing Levels below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on any of the Averaging Dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Historical Performance of the Hang Seng China Enterprises Index

The following graph sets forth the historical performance of the Hang Seng China Enterprises Index, as adjusted by its exposure to the performance of the Hong Kong dollar against the U.S. dollar, based on the daily Index Closing Levels and daily Spot Rates from January 1, 2008 through May 6, 2013.  The Currency Adjusted Closing Level on May 6, 2013 was 1,417.80.  We obtained the Index Closing Levels  and Spot Rates below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Although the exchange rate of the Hong Kong dollar against the U.S. dollar has been fixed within a narrow range, we cannot give you any assurance that the Hong Kong Monetary Authority will not in the future permit the Hong Kong dollar to float. If that occurs, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the value of your securities and could result in a loss, possibly a substantial loss, on your investment.  Please see “Selected Risk Considerations—The Securities are subject to Currency Exchange Rate Risk; The Hong Kong dollar does not float freely” above.

Historical Currency Adjusted Closing Levels of the Hang Seng China Enterprises Index

The following graph shows the historical performance of the Hong Kong dollar relative to the U.S. dollar for the same period.  The Spot Rate of the Hong Kong dollar against the U.S. dollar on May 6, 2013 was $0.129.  We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical exchange rates for the Hong Kong dollar should not be taken as an indication of future performance.

Historical Performance of the Hong Kong dollar (expressed as USD per HKD)

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Annex I

Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index, which we refer to as the HSCEI, was developed, and is calculated and managed, by the Hang Seng Indexes Company Limited, a wholly owned subsidiary of the Hang Seng Bank. The HSCEI was launched on August 8, 1994 and is a market-capitalization weighted index consisting of H-shares of Chinese enterprises listed on the Hong Kong Stock Exchange (“HKSE”). H-shares are shares of a company incorporated in mainland China that are listed on the HKSE or another foreign exchange.

Standards for Listing and Maintenance

Only H-share companies with a primary listing on the main board of HKSE are eligible to be included in the Hang Seng China Enterprises Index.  Companies whose only securities listed on the HKSE are preference shares, REITs, debt securities, mutual funds and other derivatives are not eligible for inclusion in the stock universe. In addition, to be eligible for selection in the Hang Seng China Enterprises Index, a stock: (1) should be listed for at least one month by the review cut-off date; and (2) must satisfy the turnover screening requirements.  Stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months.  If an existing constituent fails to meet the above turnover requirement, a supplementary turnover test will be undertaken for those months with velocity of less than 0.1%.  To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months.  Turnover velocity is calculated by dividing the median of the daily trades shares during a specific calendar month by the freefloat-adjusted issued shares at the end of that month.

The number of constituent stocks of HSCEI is fixed at 40.  The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.  From the eligible stocks, final selections are made using the following methodology:

(1)
all eligible stocks are ranked by (i) market capitalization, in terms of average month-end market capitalization in the past 12 months and (ii) freefloat-adjusted market capitalization, in terms of 12-month average market capitalization after freefloat adjustment;

(2)
the combined market capitalization ranking for each eligible stock is determined as the weighted average of the market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and

(3)
the 40 stocks that have the highest combined market capitalization ranking are selected as the constituents of the Hang Seng China Enterprises Index, subject to the following buffer zone rule. Existing constituents ranked 49th or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks ranked 32nd or above will be included.  In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization rank will be removed from the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization rank will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40.

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December.  If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by Hang Seng Indexes Company Limited. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes before the effective dates.

Calculation of the Hang Seng Indices

The HSCE Index is calculated using a free float-adjusted market capitalization weighted methodology with a 10% cap on individual stock weightings.

The formula for the index calculation is shown below:

where:

Pt	:	current price at day t;

Pt-1	:	closing price at day t-1;

IS	:	number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);

FAF	:	freefloat-adjusted factor, which is between 0 and 1; and

CF	:	capping factor, which is between 0 and 1.

Free-float Adjustments.  Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be considered as non-free float and are excluded from the index calculation.  These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-freefloat unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).  Lock-up shares with trading restrictions are classified as non-freefloat, regardless of the shareholding percentage.

The freefloat-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares.  The freefloat-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%.  For companies with more than one class of shares, the freefloat-adjusted factor is calculated separately for each class of shares.

Cap Factor.  A cap factor (“CF”) is calculated quarterly, such that no individual constituent in an index will have a weighting exceeding a cap level of 10% on the index capping date.

Index Rebalancing.  The update of the issued shares, adjustment of the freefloat-adjusted factor and calculation of the cap factor are undertaken quarterly.  In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations.  Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or freefloat-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

License Agreement between Hang Seng Indexes Company Limited and Morgan Stanley.  Hang Seng Indexes Company Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan

Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Hang Seng China Enterprises Index, which is owned and published by Hang Seng Indexes Company Limited, in connection with the securities.

Hang Seng Indexes Company Limited has no obligation with respect to Hang Seng China Enterprises Index in connection with the issuance of certain securities, including the securities.  Morgan Stanley is not affiliated with Hang Seng Indexes Company Limited and the only relationship between Hang Seng Indexes Company Limited and Morgan Stanley is the licensing of the use of Hang Seng China Enterprises Index and trademarks related to the Hang Seng China Enterprises Index.

The Hang Seng China Enterprises Index is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited.  The mark and name “Hang Seng China Enterprises Index” is proprietary to Hang Seng Data Services Limited.  Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng China Enterprises Index by Morgan Stanley in connection with the securities, BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HANG SENG CHINA ENTERPRISES INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG CHINA ENTERPRISES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng China Enterprises Index and the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG CHINA ENTERPRISES INDEX BY MORGAN STANLEY IN CONNECTION WITH THE SECURITIES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the securities in any manner whatsoever by any broker, holder or other person dealing with the securities. Any broker, holder or other person dealing with the securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.